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
                         SUBSIDIARIES OF THE REGISTRANT

                          NAME UNDER
                          WHICH SUBSIDIARY        JURISDICTION OF                                 PERCENTAGE
NAME OF SUBSIDIARY        DOES BUSINESS           INCORPORATION            OWNER                  OWNED

Nordata, Inc.             Datatech/Eltrax         California               Eltrax Systems, Inc.    100%

Rudata, Inc.              None                    California               Eltrax, Inc.            100%

Atlantic Network          ANS/Eltrax              North Carolina           Eltrax Systems, Inc.    100%
Systems, Inc.

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